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                                                                    Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Applied Innovation Inc.:


We consent to incorporation by reference in the registration statements (No. 33-62646, 33-94582 and 333-4432) on Form S-8 of Applied Innovation Inc. of our report dated February 9, 2000, relating to the consolidated balance sheets of Applied Innovation Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Applied Innovation Inc.


/s/ KMPG LLP


Columbus, Ohio
March 28, 2000